EXHIBIT 23.2

Arcadia Resources, Inc.
Southfield, MI

We hereby consent to the use in the Prospectus constituting a part of the Registration Statement of Arcadia Resources, Inc. of our report dated August 26, 2004, relating to the consolidated financial statements of Arcadia Services, Inc., which is included in that Prospectus.

We also hereby consent to the use in the Prospectus constituting a part of the Registration Statement of Arcadia Resources, Inc. of our report dated October 6, 2004, relating to the consolidated financial statements of Critical Home Care, Inc., which is included in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus of Arcadia Resources, Inc.

/s/BDO SEIDMAN, LLP
BDO Seidman, LLP
Kalamazoo, MI

June 10, 2005